INDEPENDENT AUDITORS' CONSENT



Board of Directors
Go-Video, Inc.
Scottsdale, Arizona

We consent to the incorporation by reference in this Registration Statement of Go-Video, Inc. on Form S-2 of our report dated May 2, 1996, appearing in the Annual Report on Form 10-K of Go-Video, Inc. for the year ended March 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP
Phoenix, Arizona

November 1, 1996